UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 8, 2016

Old National Bancorp
__________________________________________
(Exact name of registrant as specified in its charter)

Indiana	001-15817	35-1539838
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Main Street, Evansville, Indiana		47708
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(812) 464-1294

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Old National Bank, a wholly-owned subsidiary of Old National Bancorp, entered into purchase agreements to acquire three bank properties that it currently leases for an aggregate purchase price of approximately $98.4 million. The purchase agreements are described below. Old National Bank entered into these agreements to purchase the subject bank properties in order to (i) provide greater control of these properties through ownership, (ii) report these properties as assets on its balance sheet which may be required under proposed GAAP changes, and (iii) further its initiative of becoming a more efficient bank. Old National Bancorp expects that these acquisitions will close in the third quarter of 2016.

On August 8, 2016, Old National Bank entered into a contract for the purchase and sale of real property with ONB One Main Landlord, LLC, a Delaware limited liability company. Pursuant to the terms of the agreement, Old National Bank agreed to purchase its corporate office building which it had been leasing from ONB One Main Landlord, LLC. The purchase price for the property is $90.5 million and shall be paid at Closing (as defined in the agreement). The agreement is also subject to certain contingencies to Closing and as a condition to Closing, the parties have agreed to enter into a lease termination agreement, at Closing, to terminate the existing Lease Agreement dated December 20, 2006 between ONB One Main Landlord, LLC, as landlord, and Old National Bank, as tenant.

Also on August 8, 2016, Old National Bank entered into a contract for the purchase and sale of real property with Henderson Sid LLC, a Delaware limited liability company. Pursuant to the terms of the agreement, Old National Bank agreed to buy one bank property which it had been leasing from Henderson Sid LLC. The purchase price for the property is $4.6 million and shall be paid at Closing (as defined in the agreement). The agreement is also subject to certain contingencies to Closing and as a condition to Closing, the parties have agreed to enter into a lease termination agreement, at Closing, to terminate the existing Master Lease Agreement dated October 19, 2007, between Henderson Sid LLC, as landlord, and Old National Bank, as tenant.

Also on August 8, 2016, Old National Bank entered into a contract for the purchase and sale of real property with Boonville Sid LLC, a Delaware limited liability company. Pursuant to the terms of the agreement, Old National Bank agreed to buy one bank property which it had been leasing from Boonville Sid LLC. The purchase price for the property is $3.3 million and shall be paid at Closing (as defined in the agreement). The agreement is also subject to certain contingencies to Closing and as a condition to Closing, the parties have agreed to enter into a lease termination agreement, at Closing, to terminate the existing Master Lease Agreement dated December 27, 2007, between Boonville Sid LLC, as landlord, and Old National Bank, as tenant.

The foregoing description of the purchase agreements and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the purchase agreements, which are attached as exhibits hereto, and are incorporated into this report on Form 8-K by reference.

Item 1.02 Termination of a Material Definitive Agreement.

As described in Item 1.01 above, Old National Bank has agreed to terminate certain existing lease agreements as a condition to closing the bank property purchase transactions, and such disclosure is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

99.1 Purchase and Sale Agreement dated August 8, 2016, by and between ONB One Main Landlord, LLC, and Old National Bank

99.2 Purchase and Sale Agreement dated August 8, 2016, by and between ONB Boonville Sid LLC, and Old National Bank

99.3 Purchase and Sale Agreement dated August 8, 2016, by and between Henderson Sid LLC, and Old National Bank

This report on Form 8-K contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words "anticipate," "believe,"
"expect," "intend," "could" and "should," and other words of similar meaning. These forward-looking statements express management’s current expectations or forecasts of future events and, by their nature, are subject to risks and uncertainties and there are a number of factors that could cause actual results to differ materially from those in such statements. Factors that might cause such a difference include, but are not limited to, satisfaction of the closing conditions set forth in the purchase agreements identified in this report, market, economic, operational, liquidity, credit and interest rate risks associated with Old National Bancorp’s business, competition, government legislation and policies, ability of Old National Bancorp to execute its business plan, changes in the economy which could materially impact credit quality trends and the ability to generate loans and gather deposits, failure or circumvention of our internal controls, failure or disruption of our information systems, significant changes in accounting, tax or regulatory practices or requirements, other matters discussed in this report and other factors identified in Old National Bancorp’s Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission. These forward-looking statements are made only as of the date of this report, and Old National Bancorp undertakes no obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this report.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Old National Bancorp

August 10, 2016	By:	/s/ Jeffrey L. Knight

Name: Jeffrey L. Knight
Title: EVP, Chief Legal Counsel and Corporate Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Purchase and Sale Agreement dated August 8, 2016, by and between ONB One Main Landlord, LLC and Old National Bank
99.2	Purchase and Sale Agreement dated August 8, 2016, by and between ONB Boonville Sid LLC and Old National Bank
99.3	Purchase and Sale Agreement dated August 8, 2016, by and between Henderson Sid LLC and Old National Bank